Exhibit 99.1

ChinaCast Education Corporation
Moderator: Ron Chan
05-13-08/7:30 a.m. CT
Confirmation # 4666680

CHINACAST EDUCATION CORPORATION

Moderator: Ron Chan
May 13, 2008
7:30 a.m. CT

Operator:  Good morning and welcome to the ChinaCast Education Corporation first quarter 2008 earnings conference call.

With us today are Ron Chan, Chairman and Chief Executive Officer; Tony Sena, Chief Financial Officer; Michael Santos, Chief Marketing and Investor Relations Officer.  Mr. Chan will review the results for the quarter.  His presentation will be followed by a question-and-answer period.

This call is being recorded and a replay will be available starting two hours after the call concludes either on the Web at http://investor.shareholder.com/media/chinacast or by calling toll free in North America 1-888-203-1112 or for international callers by calling 1-719-457-0820 and using the pass code 4666680.

As a reminder, please note that the discussion today will contain forward-looking statements made under the Safe Harbor Provisions of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve inherent risks and uncertainties.  As such, results may be materially from the views expressed today.  A number of potential risks and uncertainties are outlined in the company’s public filings with the SEC.

The company does not undertake any obligation to update any forward-looking statements except as required under applicable law.

I’d now like to turn Ron Chan, Chairman and CEO of ChinaCast Education Corporation.  Please go ahead, sir.

Ron Chan:  Well, thank you for joining us today for our first quarter 2008 earnings call.  With me is Tony Sena, our CFO.  Following a discussion of our first quarter 2008 results we will open the call for questions.

First of all, I would like to express our sincere appreciation for all of our shareholders and colleagues around the world who called at us to inquire regarding the recent major earthquake in Sichuan Province.  We are very relieved to report that our staffs at the Foreign Trade and Business College in Chongqing and our other college in the surrounding province were not personally, or materially, affected and we continue to monitor the situation to ensure that all of our staffs and colleagues in Sichuan are safe.

I’m pleased to report that ChinaCast is off to a strong start in 2008.  And we are pleased to share with you our results.  Our core e-learning service business continues to strengthen as shown by our 49 percent increase in first quarter revenue as compared with the first quarter of 2007 driven primarily in the growth of our post secondary vocational career in education in English language training businesses.

We also announced the consummation of our acquisition of 80 percent of the holding company of the Foreign Trade and Business College of Chongqing Normal University.  I would just like to reiterate the importance of this strategic milestone for the company as we are now one of the first U.S. publicly listed companies that provide fully accredited post secondary degree programs in China.  The addition of FTBC also provides us a strong growth engine for future education services such as vocational training, international programs and adult education services.

We are quite excited about these growth prospects and have started the initial business development of these new education services and partnerships which we plan to announce over the next several months.  We will begin consolidating revenues and earnings of FTBC with the company’s results starting with the second quarter of 2008 to further accelerate our corporate earnings growth.

We also announced a stock repurchase program under which the company may repurchase up to $5 million U.S. worth of the company’s out standing common shares.  The share repurchase program reflects our commitment to use – to using our capital in a disciplined manner to maximize value for our shareholders.

After completing the acquisition of FTBC we will still have close to $40 million U.S. in cash on hand and term deposits.  The share repurchase program allow us to use a portion of these funds while continuing to make further acquisitions.

Our momentum is being driven by the continued growth of the post-secondary and vocational education market in China.  For the rest of 2008, we fully expect to continue to expand our existing core e-learning business and to accelerate our growth when our new university acquisition FTBC begins contributing to our earnings volume in the second quarter.

I will now turn the call over to Tony who will briefly cover the company’s overall financial position.

Tony Sena:  Thanks, Ron.  Total company operating performance has translated into healthy revenue growth for the first quarter of 2008.  Total revenues came to 59.5 million renminbi or U.S. dollars 8.5 million.  This is up 49 percent over the same period last year.

Services revenue were up by 20 percent at 40.2 million renminbi or 5.7 million U.S. dollars.  While equipment revenue amounted to 19.3 million, or 2.8 million U.S. dollars, which is up from 6.3 million renminbi in the first quarter of last year.

We have stated in the last quarter’s earnings call that starting in 2008 we will use a new revenue recognition procedure for equipment sales.  That is, we will book the profit on equipment sales as revenue instead of booking the entire revenue on equipment sales.  However, in Q1, we just started to make these changes in terms of the terms of the sales contracts to reflect this new revenue recognition.  The old method continues to apply to most after equipment sales in Q1.  Starting in Q2 we will change as many of the new sales contract as possible and moving forward we expect equipment revenue to be around six million renminbi per quarter for the rest of 2008.

The company’s gross profit margin decreased by 9.7 percentage points from 57.4 percent in Q1 of 2007 to 47.7 percent in 2008.  The reduction was due to the increase in equipment sales which have a low margin.

Margin for services revenue, however, was 70.2 percent in Q1 of 2008.  This is an increase by two percentage points from 67.9 percent last year.  Q1 net income decreased by 36.5 percent to renminbi 8.2 million or 1.2 million U.S. dollars from 13 million renminbi or 1.7 million U.S. dollars last year.  The decrease was entirely due to the share based compensation expense which amounted to 9.1 million renminbi or 1.3 million U.S. dollars.

Excluding – if we exclude the share based compensation expense, net income was 17.3 million renminbi or 2.5 million U.S. dollars for Q1 2008.  This is up 33.1 percent from the same period last year.  If you look at the income per share in U.S. dollars that’s reported as four cents per share, if we exclude share base income per share, it would have been nine cents.

Cash and bank balance together with term deposits increased from 735 million renminbi or 100 million U.S. dollars at the end of last year to 757 million or 108 million U.S. dollars as of the end of March.

In Q1 we also – we will be paying for the acquisition of the 80 percent of FTBC the private college that we acquired, which amounted to 480 million renminbi or 68.6 million U.S. dollars.  This will leave us with about 277 million renminbi or around 40 million U.S. dollars to make further acquisitions.

Now, I would like to comment on the business outlook for 2008.  As stated previously we estimate total revenue for 2008 to be in the range of 234 to 256 million renminbi or 33.4 to 36.5 million U.S. dollars.  We also estimate net income for the two – to the year 2008 to be in the range of 80 to 95 million renminbi or 11.4 to 13.6 million U.S. dollars.  This forecast reflects our current view and is subject to change.

We would now like to turn the call over to your questions.  Operator, would you please introduce the person with the first question.

Operator:  Certainly.  Ladies and gentlemen, if you do have a question, you may press star one on your telephone keypad.  And if you’re joining us by speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, it’s star one for questions or comments.

We’ll go first to Howard Zhou with Roth Capital.

Howard Zhou:  Hi, Ron.

Ron Chan:  Hi, Howard.

Tony Sena:  Hi, Howard.

Howard Zhou:  Hey, Tony and Michael.  Good quarter.  First, a quick question, Tony, I think, I probably missed the number you just mentioned.  How much should we look for in the equipment sales for the rest of the year on a quarterly basis?

Tony Sena:  On a quarter-by-quarter basis project there will be around six million renminbi per quarter.

Howard Zhou:  OK, six million renminbi per quarter.  All right.

Tony Sena:  This will be sort of probably in – will remain constant.  If we can bring it down further, we will.

Howard Zhou:  OK.  Thanks.  And also your stock based compensation expense increased significantly in the first quarter.  Could you shed a little bit more color on these expenses from a fully year standpoint for your 2008 standpoint as well as a quarterly basis?

Tony Sena:  For the current year, we expect total stock based compensation to be around 18 million renminbi.  And it mainly, sort of will be reflected in Q1 and Q4.  For Q2 and three, we expect it will be something in the vicinity of about 1.5 million renminbi.  So if you use 18 million as the full year then you can calculate the Q4 stock based compensation.

Howard Zhou:  All right.  Thanks.  And also does your revenue guidance include any equipment sales?

Tony Sena:  No It’s basically the service revenue …

Howard Zhou:  OK.  All right.  That will be all, thanks.

Ron Chan:  Thanks, Howard.

Tony Sena:  Thank you.

Operator:  We’ll go next Ping Luo with Global Hunter Securities.

Tony Sena:  Hi.

Ron Chan:  Hello.

Ping Luo:  Yes.  Good morning.  First, can you explain what’s the reason for the large increase in the equipment sale in the first quarter?

My second question for the full year guidance 33 to 36 million revenue can you have a breakdown in terms of – between the university and also the e-learning business.  What’s the breakdown between these two parts of the business?  Thank you.

Tony Sena:  OK.  The equipment sales revenue, you know, typically is very high in Q4.  And a lot of this is spill over because in the – in Q1 we actually – at the end of last year and we do the earnings call we explain that we would like to use some new way to actually disclose in the equipment sales revenue.  We – because it is a low margin, lower risk transaction, we want to sort of show just the net margin as revenue.  So some of the transactions spill over from Q4 into Q1 this year.  It falls into low risk, low margin category.

But what we subsequently found out that we need to do is to change the contract terms as well with the customers.  So a lot of the transactions that flow to January we need to disclose based on a revenue basis.  So hence, we have a high revenue level in Q1 too.

But moving forward, we’re able to sort of change the terms of the contract, that’s why we basically we want to maintain, you know, equipment revenue in the vicinity of about six million a quarter.  It’s basically reflecting those contracts that we cannot change the terms to – so that we actually only recognize the net profit as revenue and mark the full revenue.

Ron Chan:  There was a second part to Ping’s question.

Ping Luo:  Right.  So the second part was the breakdown of the business by segment for the full year revenue.

Tony Sena:  I can give you to in percentage terms.

Ping Luo:  Yes.

Ron Chan:  Hello.

Tony Sena:  Hold on.  About 30 percent will be post-secondary.  About 30 to 35 percent post-secondary; about 30 percent university; 25 percent will be eight to 12 and then the rest will be vocational sales.  This will be the breakdown, roughly the breakdown in service revenue.

Ping Luo:  Also you have a large decrease in the item for the management service fee.  Can you explain on that?

Tony Sena:  Let me explain this.  What happened is that there is a legacy part of the business that we were only reflecting as management fee when this – this actually is in the post-secondary distance learning area.  There were sort of contracts written by one of the – the old satellite operating unit which is ChinaCast Limited Beijing branch that was the original company that was set up in China before direct ownerships were allowed, before a lot of companies – before directly owned companies were allowed.

The contracts written under this unit, the benefits under true technical services equipment all belongs to the company.  But because it is written by a branch operation, we cannot consolidate the business.  So what we did was over a time period transfer those revenues from this unit over to, you know, the – over to the listed group.  And hence, you know, when those contracts are transferred they reflected in the revenue level as well as reducing the management fee level.

So we take up – basically it’s moving towards a full consolidation of all business written for the post-secondary distance learning area.

Operator:  We’ll take our next question from (Chris Shulter) with William Blair & Company.

(Chris Shulter):  Hi, guys, good morning.

Ron Chan:  Good morning.

Tony Sena:  Hi, (Chris).

(Chris Shulter):  I guess, first, I was just hoping that you can touch on the English training business for a second.  And specifically, I’m wondering now, that you’re through about a quarter-and-a-half of ’08, just how that business is performing relative to your expectations.  And when, maybe we should expect that business to break even.

Ron Chan:  Well, on the English training, as you probably know, we have as – in the beginning of the year we have a new CEO that came in to run that business for us.  And according to his study and his recommendation we are now – what we – we are now adjusting our strategy a little bit.  Besides running our directly owned centers and expanding a base on that, we are now shifting a little bit to the franchising model.  So from now on, other than building our own centers, we will be soliciting franchisees to help us to populate the other parts of the country.  There is one shift …

I mean one of the reasons for this shift is because franchising is one way to ensure two things.  One is that we made profit right away because we don’t have to bear the investment.  But second of all is to minimize our risk in putting our own capital into the investment of – as the investment to start all of these new centers.  So this is one slight change.

And the other one which we have been focusing on is to establish centers within our own campus.  For example, in FTBC that is being done as we speak right now.  Those centers will remain our own direct centers.  So these are slight changes in our strategy.  We still have eight centers in Beijing.  And we are still opening up centers as we speak through our franchises and also we’re starting our own centers within our campus.  We should expect profitability this year because of this strategy.

(Chris Shulter):  OK.  Great and then, from a different angle, from an advertising perspective, can you talk about, I guess, for the eight that you currently have in operation, what kind of media are you purchasing?  And just what you’re finding in the advertising environment right now, versus let’s say, this time last year?

Ron Chan:  We actually don’t do a lot of TV or radio, that kind of advertising.  We have our own Web site.  We actually purchase some time from major portals.  We also do local regional hang-ups, fliers, we hand them out.  We do sales calls.  We do VIP sales to corporate enterprise.  We offer them group sales, this kind of stuff.

Now, on our own campus, what we have started is just to put up public lessons, what we call – so that the student can freely come and experience the class environment.  We’ll put up posters.  We have help desks.  And these are the way that we are doing the advertising.

As the franchisee they are signing up.  We are also – one of the ways that we help them is we have – we are using some of the TV programs that we have recorded before.  And we’re also producing DVDs and stuff like that to help them utilize this material to do their local advertising with their local TV stations.

But from what I heard, is that they don’t actually have to pay a lot of money for this bit, but instead, they use their teaching – their students hours to exchange with some of these programs.  And also, they utilize their own local connections to work their way into the local TV system.  So this is, in general, what Daily English has been doing in terms of advertising.

(Chris Shulter):  OK.  And then, also, I noticed in the press release, this might be more of a question for Tony but on the tax rate, the change at CCT Shanghai, was that expected or unexpected?  And how will that impact the overall corporate tax rate going forward?

Tony Sena:  It is expected.

(Chris Shulter):  OK.

Tony Sena:  Because on the corporate tax rate you’re going to be changed.  So effective from this year, the National Tax Bureau sort of basically mandated that tax is going to be 25 percent for corporate.

(Chris Shulter):  So if the overall business was at, I forget what it was, a 28 or 29 percent tax rate this past year.

Tony Sena:  But for – in our case, you know, we basically providing for 18 percent for – it’s a composite rate that we’re using.  Moving forward, if we take into account FTBC rate because it is a school.  It’s actually currently – in China, it’s actually tax free.  But then we – because of being a U.S. corporation we will also be providing tax for that.  So on that basis, you know, projecting forward we’re looking at something like a 20 percent overall.

(Chris Shulter):  So 20 percent overall and in ’08 and maybe ’09 for an overall corporate tax rate?

Tony Sena:  That’s right.

Ron Chan:  That’s right.

(Chris Shulter):  OK.  Thanks.  And then just one final questions on the Wuhan school acquisition, I just wanted to get an update there.  And if that acquisition is no longer probably likely going to happen or if it is still going to happen, just how far along in other discussions are you with other schools?  Thanks.

Ron Chan:  On Wuhan, because we have actually from our last earnings call for the year end we have all ready indicated that we will not wait indefinitely and we have given them another six weeks to produce the U.S. GAAP accounts.  We still have not received it.  So I would say that this deal is off.  We will be – I mean we will not proceed with it unless something very, very drastic happens but I definitely don’t expect so.

On the other hand, we have started actually some time ago to start visiting some other possibilities.  And one thing I’m very happy to report is after our close FTBC, that actually puts us in a slightly more favorable position to talk to some other school.  So at the moment, we are talking to a number of them.  And when the time comes when we announce these deals you’ll probably see that in terms of PE performance, we’re probably going to be in a position to negotiate a better scenario than Wuhan.

(Chris Shulter):  OK.  Great.  So fair to think that there could still be another acquisition this year?

Ron Chan: Sure. Sure.

(Chris Shulter): OK. Thanks, Ron.

Ron Chan: Yes, thanks, (Chris).

Operator:  Once again, ladies and gentlemen, if you do have a question, it’s star one on your telephone keypad.  And again if you are joining us by speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, star one for questions or comments.

We’ll take a question from (Brian Lagler), private investor.

Ron Chan: Hello.

(Brian Lagler): Hi, guys.

Tony Sena: Hi, (Brian).

(Brian Lagler):  I just wanted to maybe you could explain, you know, if the 18 million expected this year for stock options expense how does that compare to the last couple of years?  And what do you expect going forward?

Tony Sena: This is – Ron, go ahead.

Ron Chan: No, OK, Tony, go ahead.

Tony Sena:  Well, basically for the last couple of years basically the stock based compensation there was none last year.  And the year before was when we do the reverse merger with the operation in Singapore.  So over the last few years, basically, this is the first time we established incentive for directors and employees.  So this – moving forward, we’re expecting similar level of, you know, stock based compensation next year.

(Brian Lagler): OK. And can you help me understand then, you know, how many shares would be – due to the shares out standing it would be additive for this year?

Tony Sena: In terms of the – for stock based compensation?

(Brian Lagler): Correct. What do you anticipate that diluted shares out standing increasing by this year?

Tony Sena: No, basically, we’ve all ready sort of – the program has all ready been registered last year versus total two-and-a-half million shares registered.

(Brian Lagler): OK.

Tony Sena: So basically we’ll be working within that program.

(Brian Lagler):  OK.  Got it.  And in terms of the management service fee, it looks like, you know, it was a drop from last year.  How does that reconcile with what’s going on as far as the top line?  And what do you expect going forward for management service fee for the rest of the year?

Tony Sena:  Well, basically, as I mentioned earlier, the management service fee was partly was translated into revenue for this post-secondary distance learning because of the contracts being transferred.  So basically we recognized revenue.  And at the same time, we take up all of the expenses.  The net profit is the same.  The net profit is effectively the management service fee.  And most of the contracts has all ready been transferred so basically management service fee will probably stay at the current level for the rest of the year.

(Brian Lagler): Got it. Thank you very much.

Ron Chan: Thank you.

Operator: And again, it’s star one for questions. We’ll take a follow-up from Ping Luo with Global Hunter Securities.

Ping Luo: Thank you.

Ron Chan: Hi, Ping.

Ping Luo: Yes, hi, Ron. Can you give us an outlook for 2009 in terms of Daily English, in terms of university and also the e-learning business?

Ron Chan: Well, 2009 Ping? You’re asking for 2009?

Ping Luo: Right. Exactly.

Ron Chan: I don’t know whether we do that.

Tony Sena: There are a lot of possibilities.

Ping Luo: … number in terms of like the guidance you gave for 2008, but how’s that kind of like growth rate look like for each line of business?

Ron Chan: Ping, what I can do is I can tell you some of our strategy going forward …

Ping Luo: Sure.

Ron Chan: … without mentioning numbers.

Ping Luo: Right.

Ron Chan:  We believe our e-learning business is in a very healthy position at the moment.  So in 2009, we have no reason of not seeing the growth in that segment as the normal growth that we have been experiencing over the last couple of years.

On the other hand, our acquisition target is still – our acquisition activity is still active.  We are now close to the FTBC.  We are talking to a number of targets.  As I mentioned earlier, we believe those acquisitions because of our experience with FTBC and our credibility built by – from this acquisition, we believe we will be able to close deals cheaper than before, in particular, than the Wuhan deal.

So that – so if you take FTBC as a typical example and then if you do the math then whatever – for every additional university we are able to acquire and that’s the – how much profit and revenue that we can add to our bottom line and our top line, on Daily English, I fully support the CEOs recommendation on how to turn this or how to make sure that this operation becomes profitable and with a long term perspective, I fully support this strategy.  In a sense that one, we will be starting this franchising operation – actually, we have interested parties to become our franchise almost calling in every week as a matter of fact, because as everybody knows the English training market is very active in China.  Our strategy of having franchises now, I think, it will serve a number of profit purposes as I mentioned earlier.  One is the mixture of that – our risk for initial capital investment is minimal and also a mixture that we will become profitable as soon as possible.

And thirdly, it will help us to be able to find good center managers because in the expansion, the most difficult part of the job is to find enough center managers that has the commitment and the experience to run these centers and recruit students and run teachers, so on and so forth.

So – and also on top of these – from our recent discussion with FTBC we are starting the centers over there.  From the reaction of the students, we believe that is a very healthy and very positive reaction from the students because now we have a captive students of over 10,000 students.  So that will also be a very safe factor for this piece of business to grow.

So – and the key through 12 will remain stable.  Vocational, it’s – we’re signing contracts even though we have not announced each and everyone of these contracts because some of these contracts, the initial value can be small but the long term impact can be pretty significant.  So I mean, next time when we meet then maybe we can shed a little bit more light on some of these potential contracts or some of these contracts we all ready signed.

So in 2009, I guess, the organic growth which I’ve all ready mentioned that it should be inline and in for every acquisition that we made and that will be accretive to our results.  So that is as much as I can tell you right now, Ping.  Hello?

Ping Luo: Thank you.

Ron Chan: Yes, thanks.

Operator: We’ll go next to (Richard Witman) with Benchmark Capital.

(Richard Witman):  Yes, gentlemen, I’m a little new to your story.  So I just have a question from your balance sheet the – what is the differential, if any between cash and cash equivalents and the term deposits.  And is any portion of those term deposits considered restricted?

Ron Chan: No.

Tony Sena: No. Basically it’s …

Ron Chan: (All free).

(Richard Witman): I’m sorry.

Tony Sena:  Basically, they’re cash.  Term deposits are sort of like because cash and bank balance, you know, we were tracking that as one line and then term deposits were transferred.  You know, those are sort of like longer term, you know, with the penalty if it is sort of like we draw cash before maturity date but that’s about it.

(Richard Witman): So essentially you have about $3.80 in cash or cash equivalents per share?

Tony Sena: This is at the end of January but we’ve all ready announced an acquisition which will use up a portion of that.

(Richard Witman): What was the amount of the acquisition, please?

Tony Sena: Four-eighty million …

Ron Chan: About 68 million …

Tony Sena: … U.S. dollars.

(Richard Witman): OK. Thank you very much.

Tony Sena: Thank you.

Operator: And gentlemen, it does appear there are no further questions in the queue.

Tony Sena: Ron.

Ron Chan: OK. Well, thank you of taking the time to participate in our earnings call.

On Thursday, May 15, our management team will be at the NASDAQ market center in Times Square for our NASDAQ opening ceremony.  You can watch online by visiting NASDAQ Web site or the ChinaCast Web site.

Next week, starting May 19, we will also be speaking in several investment banking conferences including the (Bring Murray) All Cap, All China conference and the Oppenheimer Dragon Call conference in New York City, the Credit Suisse China Opportunities conference in Boston and the Roth Capital China Discovery tour in (Sonya Beach) in (Hainan), China.

I hope to have the opportunity to meet some of you there and please feel free to contact us if you have any further questions.  Thank you all, once again, for participating and good-bye.

Operator: Once again, that will conclude our teleconference today. Thank you all for your participation and have a great day.

END